Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Pre-effective Amendment No. 1 to Form S-3 of United Financial Bancorp, Inc. of our reports dated March 7, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting of United Financial Bancorp, Inc. and subsidiaries, which reports appear in the Annual Report on Form 10-K of United Financial Bancorp, Inc. for the year ended December 31, 2015 filed on March 7, 2016 (File No. 001-35028). We also consent to the reference to us under the heading Experts in this Registration Statement.

/s/ Wolf & Company, P.C.
Wolf & Company, P.C.
Boston, Massachusetts
December  6, 2016